UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, DC 20549

FORM 8-K CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported: December 1, 2008)

Innophos, Inc. Innophos Holdings, Inc.

(EXACT NAMES OF REGISTRANTS AS SPECIFIED IN THEIR CHARTERS)

Not Applicable (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 8.01 Other Items.

On December 1, 2008, our Mexican affiliate filed a request for arbitration with the International Chamber of Commerce in Paris, France under our 1992 phosphate rock supply agreement with OCP, S.A., or OCP, concerning the annual price adjustment clauses for 2008 and 2009 applicable to that raw material for our Coatzacoalcos, Veracruz, Mexico plant. It is uncertain how long the arbitral process may take, but we have been advised that proceedings of this type can take up to a year before a final award is issued.

During 2008, we have been paying OCP mutually agreed-upon interim prices for phosphate rock. Management has concluded that no reserve will be required for 2008 as a result of the price arbitration.

Prior to the arbitration, the parties had discussed 2009 interim pricing without reaching agreement on that subject. If interim pricing cannot be agreed on, either we or OCP may request the arbitration panel to issue a binding accelerated ruling setting 2009 interim prices for rock pending the final arbitration award.

We previously addressed the overall outlook for our estimated short-term performance taking into account prices for phosphate rock. Although the price we are required to pay for phosphate rock in 2009 under our supply agreement with OCP may increase materially as a result of the arbitration, management believes that price is likely to remain within or below the range of estimates used in the latest outlook disclosed in our Quarterly Report on Form 10-Q for the period ending September 30, 2008. As a result, management believes no further change in that outlook as a result of phosphate rock prices is necessary.

In our Quarterly Report on Form 10-Q noted above, we also estimated at that time that the “favorable impact of net selling price increases exceeding raw material cost increases, net of the anticipated impact from lower sales volumes in STPP and Other Products, will result in at least a $65 million year over year improvement in operating income during the fourth quarter of 2008.” However, at this time, primarily based on a reduction in anticipated shipped volumes of technical grade products, we expect year over year improvement in operating income for the 2008 fourth quarter instead to be at least $50 million.

SIGNATURES

     According to the requirements of the Securities Exchange Act of 1934, the Registrants have duly caused this report to be signed on their behalf by the undersigned, hereunto duly authorized.

INNOPHOS HOLDINGS, INC.
INNOPHOS, INC.

By: /s/ Richard Heyse
Name: Richard Heyse
Title: Chief Financial Officer

Dated: December 3, 2008